As filed with the United States Securities and Exchange Commission on November 6, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

American Dental Partners, Inc.

1997 Employee Stock Purchase Plan, as amended

(Full title of the plan)

Gregory A. Serrao

Chairman, President and Chief Executive Officer

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Name and address of agent for service)

(781) 224-0880

(Telephone number, including area code, of agent for service)

Copy to:

Amy M. Shepherd, Esq.

Baker & Hostetler, LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215

(614) 462-4712 / (614) 462-2616 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	250,000	$11.63	$2,907,500	$162.24

(1)	In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h), based on the average of the high and low closing sales prices of the registrant’s common stock as reported on the Nasdaq Global Select on November 5, 2009.

Statement Regarding Registration of Additional Securities

Pursuant to General Instruction E

This registration statement is being filed to register an additional 250,000 shares of common stock of American Dental Partners, Inc. (the “Company”) for issuance under the Company’s 1997 Employee Stock Purchase Plan, as amended (the “Plan”). The issuance of the additional shares under the Plan was approved by the Company’s board of directors and by the Company’s shareholders. This registration statement incorporates by reference the contents of the Company’s Form S-8 registration statement (Registration No. 333-146231) filed with the Securities and Exchange Commission (“Commission”) on September 21, 2007.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement on Form S-8:

•	Our annual report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 16, 2009.

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 11, 2009, as amended on Form 10-Q/A filed with the Commission on July 30, 2009.

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 7, 2009.

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 6, 2009.

•

Our current reports on Form 8-K, filed with the Commission on February 26, 2009; April 15, 2009; April 30, 2009; July 28, 2009; August 18, 2009; August 19, 2009; August 26, 2009; September 2, 2009; and October 27, 2009.

•	Our proxy statement on Schedule 14A, filed with the Commission March 19, 2009.

•	The description of our common stock, included in our Form 8-A filed on November 12, 1997 (File No. 000-23363), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Baker & Hostetler LLP, Columbus, Ohio. Gary A. Wadman, a partner of Baker & Hostetler LLP, is the Secretary of the Company and owns 3,597 shares of the Company’s common stock.

ITEM 6.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Article 6 of the Amended and Restated By-Laws of the Company contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide for the indemnification of an officer, director, employee, or agent who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was serving in such capacity, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit, or proceeding, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or by the stockholders of the Company or otherwise as provided in Section 6.4 of the By-Laws, that: (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; (ii) in any action, suit, or proceeding by or in the right of the Company, he was not, and has not been adjudicated to have been, liable to the Company; and (iii) with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. Section 6.3 of the By-Laws provides that, to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith.

Under Section 145 of the DGCL and Section 6.7 of the By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against or incurred by such person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to provide indemnity under Section 145 or the By-Laws. The Company has purchased a liability policy to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of the Second Amended and Restated Certificate of Incorporation of the Company eliminates personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by Section 102(b)(7) of the DGCL.

The above discussion of the Company’s Certificate of Incorporation and By-Laws and the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws, and statutes.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

4(a)	Form of Stock Certificate	Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-39981) filed on December 31, 1997

5	Opinion of Baker & Hostetler LLP	Contained herein

23(a)	Consent of Baker & Hostetler LLP	Contained in Exhibit 5 hereto

23(b)	Consent of PricewaterhouseCoopers LLP	Contained herein

24	Powers of Attorney	See Page II-5 of this Registration Statement

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wakefield, Commonwealth of Massachusetts, on November 6, 2009.

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Gregory A. Serrao, Chairman, President, and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Serrao and Breht T. Feigh, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Gregory A. Serrao Gregory A. Serrao	Chairman, President, Chief Executive Officer and Director (principal executive officer)	November 6, 2009

/s/ Breht T. Feigh Breht T. Feigh	Executive Vice President – Chief Financial Officer and Treasurer (principal financial officer)	November 6, 2009

/s/ Mark W. Vargo Mark W. Vargo	Vice President – Chief Accounting Officer (principal accounting officer)	November 6, 2009

/s/ Robert E. Hunter Robert E. Hunter, DMD	Director	November 6, 2009

/s/ David E. Milbrath David E. Milbrath, DDS	Director	November 6, 2009

/s/ Lonnie H. Norris Lonnie H. Norris, DMD, MPH	Director	November 6, 2009

/s/ Derril W. Reeves Derril W. Reeves	Director	November 6, 2009

/s/ Steven J. Semmelmayer Steven J. Semmelmayer	Director	November 6, 2009

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

4(a)	Form of Stock Certificate	Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-39981) filed on December 31, 1997

5	Opinion of Baker & Hostetler LLP	Contained herein

23(a)	Consent of Baker & Hostetler LLP	Contained in Exhibit 5 hereto

23(b)	Consent of PricewaterhouseCoopers LLP	Contained herein

24	Powers of Attorney	See Page II-6 of this Registration Statement